Exhibit 4(a)(5)

JPMORGAN CHASE & CO.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS
(f/k/a Bankers Trust Company), as Trustee

Fourth Supplemental Indenture

dated as of December 5, 2014

TO THE INDENTURE DATED
AS OF MAY 25, 2001

 ____________________

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of December 5, 2014 between JPMORGAN CHASE & CO., a Delaware corporation (the “Issuer”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), a New York banking corporation, as Trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of May 25, 2001, as supplemented by the First Supplemental Indenture dated as of April 9, 2008, the Second Supplemental Indenture dated as of November 14, 2011 and the Third Supplemental Indenture dated as of September 24, 2014 (as amended, supplemented or otherwise modified, the “Indenture”);

WHEREAS, the Issuer established and on October 31, 2014 issued its Floating Rate Notes due October 31, 2019 (CUSIP: 48127DNW4) (the “October 31, 2014 Notes”);

WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the holders of the October 31, 2014 Notes, the Issuer, when authorized by a resolution of its Board of Directors (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may enter into supplemental indentures to the Indenture for the purpose of making provisions in regard to such matters arising under the Indenture as the Issuer may deem necessary and desirable which do not materially and adversely affect the interests of the holders of the October 31, 2014 Notes;

WHEREAS, the Issuer desires to modify certain provisions of the October 31, 2014 Notes to correct the Initial Redemption Date of the October 31, 2014 Notes and the Redemption Dates of the October 31, 2014 Notes, which corrections do not materially and adversely affect the interests of the holders of the October 31, 2014 Notes;

WHEREAS, the entry into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Issuer and the Trustee according to its terms and a valid supplement to the Indenture have been done;

NOW, THEREFORE:

In consideration of the premises and the purchases of the October 31, 2014 Notes by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the October 31, 2014 Notes as follows:

Article 1
Amendments

Section 1.01. Definitions. The definition of Initial Redemption Date on the face of the original certificate evidencing the October 31, 2014 Notes is hereby amended by deleting the existing definition in its entirety and inserting in lieu thereof the following:

INITIAL REDEMPTION DATE: October 31, 2019

Section 1.02. Payment upon Redemption. The first sentence of the third paragraph under “Payment upon Redemption” on the face of the original certificate evidencing the October 31, 2014 Notes is hereby amended by deleting the existing sentence in its entirety and inserting in lieu thereof the following:

The “Redemption Dates” are each Interest Payment Date beginning on October 31, 2019 and ending on the Maturity Date, subject to adjustment as described below.

Section 1.03. Exchange of the October 31, 2014 Notes. The Trustee or the Authenticating Agent is authorized to exchange the original certificate dated October 31, 2014 evidencing the October 31, 2014 Notes for the duly executed and authenticated certificate evidencing the amended terms of the October 31, 2014 Notes. Upon such exchange, the Trustee shall promptly cancel and dispose of such original October 31, 2014 Notes in accordance with Section 2.10 of the Indenture. Failure to exchange such original October 31, 2014 Notes for such amended October 31, 2014 Notes in accordance with this Section will not impair the validity of or otherwise affect the October 31, 2014 Notes, as amended.

Article 2
Miscellaneous Provisions

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this Fourth Supplemental Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Separability. In case any provision in this Fourth Supplemental Indenture or in the October 31, 2014 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05. Provisions of Fourth Supplemental Indenture for the Sole Benefit of Parties and Holders of the October 31, 2014 Notes. Nothing in this Fourth Supplemental

Indenture or in the October 31, 2014 Notes, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the holders of the October 31, 2014 Notes, any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the holders of the October 31, 2014 Notes.

Section 2.06. New York Law to Govern. This Fourth Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.07. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.08. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, dated as of December 5, 2014.

JPMORGAN CHASE & CO.

By:	/s/ Irene Apotovsky
	Name:	Irene Apotovsky
	Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Trustee

By: Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity, but solely as Trustee

By: Deutsche Bank National Trust Company

By:	/s/ Jeffrey Schoenfeld
	Name:	Jeffrey Schoenfeld
	Title:	Assistant Vice President

Acknowledged as to section 1.03 only

The Bank of New York Mellon,
solely as authenticating agent

By:	/s/ Eva L. Waite
	Name:	Eva L. Waite
	Title:	Associate